Exhibit 5.2

February 1, 2008

MF Global Ltd.,

717 Fifth Avenue,

New York, NY 10022.

MF Global Finance North America Inc.,

717 Fifth Avenue,

New York, NY 10022.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of up to $750,000,000 principal amount of debt securities in the form of Senior Notes (collectively, the “Securities”) of MF Global Finance North America Inc., a Delaware corporation (the “Company”), fully and unconditionally guaranteed (the “Guarantees”) by MF Global Ltd., a Bermuda corporation (the “Guarantor”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Supplemental Indenture relating to the Securities (the “Supplemental Indenture”) supplementing the Indenture (the “Indenture”), between the Company, the Guarantor and Deutsche Bank Trust Company Americas, as Trustee, and the Indenture have each been duly executed and delivered, the terms of the Securities and the Guarantees and of their issuance and sale have been duly established in conformity with the Supplemental Indenture and the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Supplemental Indenture and the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company and the Guarantees will constitute valid and legally binding obligations of the Guarantor, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

MF Global Ltd., et al.	-2-

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Bermuda law, we have relied upon the opinion, dated February 1, 2008, of Conyers Dill & Pearman, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Conyers Dill & Pearman.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ SULLIVAN & CROMWELL LLP